Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-40752) previously filed by of MultiCell Technologies, Inc. of our report dated January 21, 2005, except for Note 15 as to which the date is February 10, 2005, on our audit of the consolidated financial statements of MultiCell Technologies, Inc. and subsidiaries as of November 30, 2004 and 2003 and for the years then ended, which report is included in this Annual Report on Form 10-KSB for the year ended November 30, 2004.

/s/ J.H. Cohn LLP

New York NY
February 24, 2005